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                                                                     EXHIBIT 5.1

                               October 25, 1995


BancTec, Inc.
4435 Spring Valley Road
Dallas, Texas 75244

Ladies and Gentlemen:

    This firm has acted as counsel for BancTec, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933 (the "Act") of 1,354,763 shares of common stock, par value $.01 per share (the "Shares"), of the Company pursuant to the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on October 25, 1995 (the "Registration Statement").

    In reaching the opinions set forth herein, this firm has examined and is familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as this firm has deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware,
(iii) the By-Laws of the Company, and (iv) the minutes and resolutions of the Board of Directors of the Company.

    This firm has assumed that (i) all information contained in all documents reviewed by the firm is true, correct and complete, (ii) all signatures on all documents reviewed by this firm are genuine, (iii) all documents submitted to this firm as originals are true and complete, (iv) all documents submitted to this firm as copies are true and complete copies of the originals thereof, and
(v) all persons executing and delivering originals or copies of documents examined by the firm were competent to execute and deliver such documents. In addition, this firm has assumed that, upon exercise of the stock options pursuant to which the Shares will be issued (the "Options"), (i) the Shares will be issued in accordance with the Recognition International Inc. 1990 Corporate Incentive Plan, the Recognition International Inc. Corporate Incentive Plan, the Recognition International Inc. Stock Option Plan VII, and the Recognition International Inc. Director Stock Option Plan (collectively, the "Stock Option Plans"), (ii) the full consideration for each Share shall be paid to the Company and in no event shall be less than the par value for each Share and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the "DGCL").
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BancTec, Inc.
October 23, 1995
Page 2

     Based on the foregoing and having due regard for the legal considerations this firm deems relevant, this firm is of the opinion that the Shares, when issued upon exercise of the Options and in accordance with the Stock Option Plans, will be legally issued by the Company, fully paid and non-assessable.

     This opinion is limited in all respects to the laws of the State of Texas, the DGCL and the federal laws of the United States of America. You should be aware that this firm is not admitted to the practice of law in the State of Delaware, and the opinion herein as to the DGCL is based solely upon the latest unofficial compilation thereof available to the firm.

     This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                             Very truly yours,

                                             VINSON & ELKINS L.L.P.